Exhibit 20.1

January 21, 2013

To Our Shareholders:

December 1, 2012 marked the 125th anniversary of our first day of business as the Canandaigua National Bank in 1887.  December 1, 1887 was a Thursday. The Bank had agreed to rent property on Main Street for 10 years from the First National Bank of Canandaigua which had vacated its premises on the previous Friday having elected to go out of business (voluntarily).  Prior to 1887, Canandaigua had been served by 12 banks with varying degrees of success.  A few failed; some went out of business when their charters expired; while others went into voluntary liquidation-as it was for the First National which had served the community well for some 23 years. It was formed in 1864 and at first was located on the east side of Main Street until 1882 when it moved to new quarters on the west side at the location which today is occupied by a branch of Chase Bank, formerly Chase Lincoln First Bank, now a part of JPMorgan Chase & Co, but for years was known simply as the “lower bank” and we as the “upper bank.”  There was no connection between either the ownership or operations of the two banks despite the somewhat similar cast of their names. Though interestingly, the name of the largest depositor on that first day was that of H. P. Ferguson, Cashier of the First National Bank, which was an active account until October 18, 1890, when a zero balance indicated that the liquidation was complete.

The very first depositor of Canandaigua National Bank listed in the enormous original ledger was the Ontario Orphan’s Asylum of which Frank H. Hamlin, our first President, was Treasurer, which was known later as the Ontario Children’s Home and continues today as a customer of the bank in the form of the Ontario Children’s Foundation.  The Foundation continues to underwrite activities and scholarship of the youth of the County through the offices of our Wealth Strategies Group.  To complete the journey, in 1897 our banking office was moved to the northwest corner of Coy and Main Street at an annual rental of $600!  Finally, on November 7, 1914, the bank moved from its rented quarters on the corner of Coy Street to its newly purchased business location  just up the block at 72 South Main Street, our Home Office ever since.

We occupied then the southern half of the ground floor with the other half being rented as a jewelry store. The space was modified to include the construction of two vaults: one in the basement and the other at the back of the first floor lobby, which was outfitted with a used vault door of the model which withstood the Atomic attack at ground zero in Hiroshima at the end of WW II three decades later.  The second floor was used for law offices (Hamlin & Hamlin, among others) from whence I am writing these remarks in a newly refurbished suite, while the third floor was residential and now houses our Marketing Department and other services.

As a side note, for many years an “iconic” clock was located in front of Lincoln Rochester (lower bank) erected in the mid-1930s as a “symbol” of “endurance in time” of a grand display in the depth of the Depression. This stood until 2008 when one weekend in March an “ill-wind of great fury” toppled the clock! This occurred during the same weekend that Bear-Stearns, one of the great investment banks of Wall Street, filed for bankruptcy and was rescued (purchased) by none other than JPMorgan Chase & Co!  Really, the “iconic clock” in front of the branch of JPMorgan Chase & Co in Canandaigua blows over just as Bear-Sterns is “blown away” in ruin and is bought out of bankruptcy by JP Morgan with the aid of the Federal Reserve all in the same weekend!

What irony and high drama this presented as a grand metaphor for the “economic storm that ravaged Wall Street” and the chaos and bailouts that followed of the Mega-Banks and their investment banking operations. Bear-Stearns was the first shock to place the world on notice of the seriousness that was to crush other investment banks and Mega-Banks, all part of what would turn out to be the Great Recession of 2007-2009. Imagine that all of this played out on the Main Street in Canandaigua as symbolized by the collapse of the clock at the very door step of a Wall Street bank’s branch in direct “competition” with us on our “Main Street.”  The very next day, a flatbed truck drew up to the curb of the lower bank and a crew struggled to lift the entire fallen clock and pedestal structure onto the flatbed.  They repaired and patched with the concrete the “tear” in the sidewalk, by trowelling over the hole and making it disappear, and spirited it all away as fast as they arrived. This was all without a “howdy do” or comment from the crew which returned nary a reply to Ken, the Hot Dog Man’s, query, “Are you going to replace the clock?”  It seems the silence of the concrete, smoothly troweled and setting-up covering the hole left by the clock’s base whose rusted bolts gave way, was Ken’s final answer.  But opportunity springs from nowhere sometimes.

As soon as I had returned from a bank affiliation program in Boston and understood from my friend and customer Ken what had occurred beside his hotdog cart in front of the lower bank, we immediately set in motion the lengthy city and state permit processes to erect our own “iconic clock,” emblematic of our “sustainability and endurance over time” gracing and completing (I would say) the streetscape in front of the Home Office-a trophy of a sort, ensconced where it should be at 72 South Main Street.  But this is not about winning.  It is about how you play the game and win.  Our success has always been because of how we play and how our culture buoys our enterprise, but more on that subject later.

By way of providing context for the discussion that follows, the events of that weekend which “kicked off” the spiral of economic downturn, it was JPMorgan Chase & Co on March 7-8, 2008, who “won” the prize as negotiated by friend, Tom German, General Counsel for the Federal Reserve Bank of New York and backed by the Federal Reserve who fashioned the historic deal to buy Bear Stearns for $2 a share representing 1% of the firm’s former value at its record close just 14 months earlier after being a pillar for 85 years of Wall Street’s mission as the primary market providing fresh new capital to businesses.  Capital formation is generally accepted as the principal economic mission of Wall Street involving allocating investment capital to the most promising industries and companies, both those existing businesses that seek to provide better goods and services as well as innovators of new businesses altogether who seek to do the same, only de novo.  The overwhelming consensus among academic economists is that this function of new capital formation provides the rationale for our financial system-the capitalist system which for all of its warts and blemishes, in the words of The Economist Magazine, since 1843, has raised more populations and societies out of misery and despair than any political subdivision by providing the means by which individuals enfranchised thereby have the opportunity to flourish and provide for their families and communities by realizing on their dreams on their own efforts and determinations. So, where did Wall Street and the Mega-Banks and investment houses that dominated finance go “Off the Tracks” and how does that affect the future of our society? And what are the implications for Canandaigua National Bank/Canandaigua National Corporation, a tested and proven effective player throughout this market cycle posting a successful performance consistently in each and every year of the last five?

The Year at Hand-2012:

During a milestone year, there were many opportunities to give pause to reflect upon where we have come from, where we are today, and why and what the future may hold for us?  This musing was laid in the context the fourth year of a too deliberate recovery for most, which to us a year ago posed a challenge for the prospects of revenue growth due to the extremely low interest rates and tenuous growth in loan demand reflective of the moderate growth of the economy to be expected.  There is a truism that a bank can only reflect its environment, namely the health of the economic environment of commerce and consumption in its market; thus to achieve improved profitability, we were going to turn internally to two main priorities:  1) growth in wallet share of existing relationships, and 2) improvements in our operation’s efficiency.  Therefore, major corporate-wide projects revolving around these themes focused on synergy groups, implementation of an improved customer relationship management “CRM” system (to manage the quality of our customer relationships) with back office process improvements, paper reduction (e-records) and mobile computing initiatives.  I would defer to Frank’s President’s Letter for discussion of these and other interesting initiatives we have undertaken under his effective leadership.

If that were not enough, the tsunami of new banking regulations from the Consumer Financial Protection Bureau (CFPB), Comptroller of the Currency (OCC) and Federal Reserve continued throughout the year delivering “boxes of regulations” for our review and implementation numbering in the tens of thousands of pages.  And of course, in an election year, the President and each party were at loggerheads regarding the “fiscal cliff and sequestration” threatening to “torpedo” the economy and raising the prospect of a second recession in combination causing unprecedented uncertainty for reasonable planning for 2013 by consumers and businesses alike.

Our Response to These Historical Times:

We were no exception and seized the moment in the closing weeks of the year by undertaking maneuvers unprecedented in our long and rich history of remaining alert and adaptive in uncertain times.  First, we moved to accelerate the usual February 2013 dividend five weeks earlier to be paid December 27, 2012.  In addition, we gave the option to our Executive Team to elect to accelerate 90% of their incentive bonuses for performance in 2012, accrued by the Company in 2012, but usually deferred and paid in February of the New Year after the final audit is completed.  These actions were brought on by the hopelessly ambiguous state of the likely tax rules.  Congress had “kicked the can down the road” rather than to resolve and compromise a deal by mid-December which was not completed on time, causing The Economist magazine to feature on its cover for the first issue of 2013 President Obama in a French beret clutching a baguette of French bread  in the foreground, with Speaker Boehner in lederhosen in the semi left background with the U.S. Capitol Building centered in the background captioned “America Turns European” (a broken system, a lousy deal and no end in sight …) January 5 – 11, 2013 edition.  Wow, the Brits do not mince their words, do they! But, who’s to say they didn’t nail it spot on!

Congress Misses the Deadline for the entire World to See:

And so it was that New Year’s Day 2013 was spent watching parades and the college bowl games, but, not to be outdone, Congress played its own “bowl” game on January 1st with the first “touchdown” at 2:00 a.m. New Year’s Day, when the Senate passed “the Bill” just covering the tax issues of the Fiscal Cliff.  The House “tied” the game with its passage of the Senate Bill at 11:20 p.m. in the last moments of the “4th quarter” of the day.  This contest though was to be a three game tournament, the next two being the “cutting of spending excesses” and dealing with the raising of the debt ceiling, deferred to March via another two month “punt of the can”. Each issue will carry the reputation of the U. S. Congress for the whole world to see how decisions are made by the government that commands the greatest economy by a wide margin over any other on this Mortal Orb.  It remains, though; they failed to hand in their “history paper” on time on New Year’s Eve - the deadline.  The title page of the Senate Bill, though, acknowledging passage of the Bill as being January 1, 2013 does insert the parentheses  “(legislative date, December 30, 2012)”  demonstrating the magical power of Congress to manipulate the time machine of the universe to make “today” into “two days ago” with the stroke of its pen!

Senate Crafts and Digests a Compromise, House Swallows It Whole:

Of course, as an old tax lawyer - always a tax lawyer -, I tackled the language of the amendments in an attempt to assess the “damage.”  The format of legislation is to direct the changing of one or two words in a sentence of the code, but it does not restate the sentence with the changes included to restore the context and meaning of the change for the reader. That must be done by the reader in a separate step by referencing a separate document showing the old language of the statute before amendment.  One wonders how any legislator can read the language of the amendment and understand the effect of the words as applied since there is no document before them showing the new language as written out amended.  But then we suspect that they don’t read that which they pass anyway, delegating that to an energetic, youthful staff of limited experience in practice.

Working with others in our Wealth Strategies Group to analyze the new provisions, though complex and yet to be seen spelled out in the final regulations and instruction worksheets detailing the actual computations, it would appear that what happened to us was “doable in the affordable sense” in terms of the increases.  The compromise was not nearly as draconian as if the Bush tax cuts had been allowed to lapse and disappear altogether.  What was made permanent (a good thing) were the tax rates on ordinary income, capital gains and dividends of the Bush era to continue in place for taxable income (after itemized deductions) under specified thresholds, as first debated at $250,000 for joint filers, as ultimately compromised at $450,000.  What is new is the introduction of a new higher rate of 39.6% on just amounts of taxable income over those thresholds, leaving the benefits of taxable income at lower rates in place.  The same idea relates to the new 20% rate on dividends and capital gains only for income that is subject to the 39.6% for ordinary income, leaving in place the Bush tax cut rate of 15% for capital gains and dividends just as had been the case before for the last half a dozen years or so.  Of course, for the first time ever, there is a 3.8% surtax on dividends to fund the Healthcare Affordability Act “Obama Care”, but only for those who have adjusted gross incomes (AGI) in excess of $250,000 (jointly); so only the top 2%ers will pay the 3.8% and then only on the lesser of: 1) the portion of taxable income that exceeds the threshold or 2) the dividend income (standing alone).   This really has the effect of shifting the entire burden of the increases in taxes onto just the top 2%ers at first, but in the end effectively burdens the top 1%ers more than “a little bit” as described by President Obama after the effect of the compromise is taken into account (certainly double digit percentage of that cohort).  This raises $680 billion over the next ten years ($68B each yr.), about half of what Obama’s $1.2-1.4 trillion opening figure was and has the advantage of being made permanent (hard to change in future debates of the debt ceiling or spending cuts).  Subsequently, the President is facing the next two rounds of the debate and still is looking for additional increases in taxes as part of the expense discussion debate.   This sets the stage for the first quarter of the year with more of the brinksmanship which we unfortunately have grown accustomed to seeing from our elected officials.  Once again, The Economist, leader: “America’s European Moment” concluding:

“This week Mr. Obama boasted that he had fulfilled his mandate by raising taxes on the rich.  In fact, by failing once again to clear up America’s fundamental fiscal problem, he and Republican leaders are building Brussels on the Potomac.”

We shall see.

How Did We Fare in 2012?:

We are pleased to report earnings for year-end 2012 of $9.76 per share, nicely above our initial budget of $9.60 per share compared with a report of last year of $8.48 per share, or an improvement of 15%.  You will recall the core operating earnings for 2011 were $9.49 per share, a $1.01 differential with the GAAP SEC earnings due to the unusual impact of stellar stock performance accompanying the close of the 4th quarter of 2011.  For 2012 these account aberrations between Operating and SEC (GAAP) earnings were not at a material variance to one another regarding our performance, each reflecting accurately our core performance.  In any event, this pace represents a return on average equity of 13.63% and a return on average assets of 1.04%, up nicely from last year’s ratios.  This was driven by an increase in assets of 7.2% with a strong showing for loans of a 12.9% increase led by a strong performance in consumer loans (automobiles).  Because of a spike in expenses in the first quarter driven by the impact of stock price increases on the deferred compensation plans tied to the company’s stock value, we were “coming from behind” in the second, third and most of the fourth quarter on a base of early growth - a mix of Earnings Assets placed on the books in the first half which combined with a lower-than-budgeted provision expected in the  fourth quarter to make for a strong positive increment of earnings performance as we crossed the finish line.

This solid performance was in the face of a roll off of maturing higher-rate assets for four years of the recovery (and Fed policy intervention expected to continue) giving up yield of 26 basis points while managing the aggressive (lowering) cost of funds by an offset of 80% of the drop in yields, but maintaining a net interest margin (NIM) essentially flat of 4.02% taxable equivalent (TE) for this year compared to 4.05% (TE) for 2011, well above peers. Chairman Bernanke has forecast continuing rates as they have been since 2008 until the economy signals improvement, meaning unemployment reduced to 6.5% (from 7.8% now) and inflation well behaved less than 2.5% (2.2%+ for 2012) which conservatively means historically and unnaturally low “policy driven rates” until 2015.  Asset quality continues to improve as many of our troubled credits have seen an upgrade in their prospects and performance, ultimately resolving with a net charge-off of .23% for 2012 on a 13-year average of .20% (superb) which has been a key differentiator for us throughout this troubled period.  Plaudits go to our credit administration and underwriting which has supported a sustained performance of quality credits, especially compared to peers during the Great Recession of 2007-2009, the recovery from which is deliberate but continuously improving.   These data and trends combine as one of the secrets of community banking which set us apart from our Wall Street friends.

The Special Dividend 2012 = Acceleration of February 2013’s Dividend to Dec. 27, 2012:

With regard to our dividend, we paid in February of 2012 $1.50 and again in August 2012 $1.61 per share, accumulating then $3.11 per share for what I will call the normal and usual dividend cycle for 2012.   Dividends paid in 2011 amounted to $2.87 per share for an increase of $.24 per share or 8.4% year-over-year to reach $3.11, meaning the difference paid in each of February and August of respective years.  Because of the failure of Congress to act responsibly to pass legislation so both consumer and businesses could plan normally and responsibly, we thought it in the shareholders’ best interest to pay the dividend of $1.63/share budgeted for February 2013 effectively five weeks early, thereby avoiding at least the 3.8% new surtax on investment income (dividends, interest and capital gains) which was a part of “Obama Care” passed earlier in the year.  In addition, there was a clear threat by the administration to let the Bush tax cuts lapse altogether. This could have significantly raised the rate on capital gains and dividends, bringing back to those in place 11 years ago which were 28% or a 13 percentage point increase.  Combined, this was a potential additional tax on dividends of 16.8%.  Fortunately, the New Year’s Day compromise permanently enshrined the Bush tax cuts for those earners under the threshold ($250,000 at first, then $450,000 taxable income) except for those amounts subject to the top bracket of 39.6%, which in that case the rate on investment income would be 5% more or 20% on that portion of dividend income falling claim to the 39.6% income tax bracket.  So as it turned out, the acceleration of the February 2013 dividend into the 2012 tax year did save 8.8% on dividends that were subject to the income tax top bracket.  So, everybody was a winner.  That said, of course, by the time you read this you will realize that you have received your February dividend for 2013 in December of 2012 and your next expected dividend would be in August of 2013 so the “proper” comparison of your 2013 dividends would be the $1.63 which was declared and paid in December of 2012 plus the dividend declared and paid in August of 2013 to get a valid “annual” comparison year-over-year (apples to apples).   Of course, the SEC (GAAP) accounting rules would show 2012 dividends including the $1.63 combined with the $3.11 for a total of $4.74 or a 65.2% increase, nominally true but in intention the $1.63 was budgeted and a part of the 2013 year for purposes of comparison.   Over the two years you will get the usual four dividend payments.  This response to the effects of government vacillations affecting all of our lives is a reflection of our corporate culture of consideration and caring for our constituents in the face of the government’s failure to act responsibly.

Community Banks Differentiated, Dodd-Frank “Piling On” and Common Sense:

The personal relationship that we have with our depositors and borrowers becomes critical when special considerations need be taken into account, especially during economic downturns.  Fortunately, in each of the last five recessions, our experience has been consistently an inflow of new deposits and accounts each year which provides the opportunity for more lending and better earnings during these downturns in contrast with the usual bank industry experience which is generally reduction in growth or net outflows.

This is due to our adherence to time honored principles of underwriting quality loans and relationship building (more households) which really makes all the difference (an advantage over the competition) during times of travail.   Community banking is special, therefore, a characteristic which is not acknowledged by Congress as it dispenses the Bills of reform like Dodd Frank or by the regulators who are so focused on the dozen or so Mega-Bank perpetrators of mayhem in our industry, that they lose sight of the fact that over 98% of the banks (Community Banks) were not involved in creating or facilitating the subprime originations and gathering of home mortgages for securitization and melt down for that unregulated sales driven process which caught a highly complicit, highly leveraged, world unaware with catastrophic results.

Community Banks are now defined to an increasing degree as deposit-loan intermediaries engaged in traditional banking businesses which are conducted under well-recognized, time-honored principles, and which sustain institutions such as Canandaigua National Bank/Canandaigua National Corporation which has weathered this recent storm prosperously, growing unlike the Mega-Banks. This is in part due to the fact that we have access to a reliable source of retained earnings after payment of dividends and taxes to sustain our well capitalized condition for any season.  Note that Community Banks as defined by the Dallas Federal Reserve Bank are no larger than $10 Billion in assets. There are roughly 5,600 commercial banking institutions in the country of which 5,500 are Community Banks which hold less than 20% of the nation’s banking assets, and nevertheless hold more than 50% of the nation’s small business loans. These account for 98.6% of all commercial banks, while they hold only 12% of the industry’s assets.

Contrast these figures with the nation’s 12 largest banks referred to above whose assets range from $250 billion to $2.3 trillion. They account for .2% of the number of institutions but hold 69% of the industry’s assets. As Richard Fisher, President of the Federal Reserve Bank of Dallas, said; “If the administration and Congress could agree as recently as a few weeks ago on legislation that affects 1% of taxpayers, surely it can process a solution that affects .2% of the nation’s banks and is less complex and far more effective than Dodd-Frank!” We have a learned and courageous friend in Mr. Fisher.

So, “piling on” the Community Banks which were not responsible for this debacle by the very regulators that failed to identify and contain the developing crisis and enforce the existing regulations and statutes on the books is the ultimate irony of this legislative onslaught by politicians who stoop to posturing rather than properly engaging in an investigation to get to the root cause and address that as a means to fix the problem.

Had they “Googled” who in the industry performed well during the crisis, we would have popped up as an outstanding example of a bank which had already proven and tested a method of home mortgaging effective and equal to the task.  Sadly, they did not, and we are left to justify the quality of our performance with the burden of proof on us, proof already contained in the files and gathered every 12 months by our examiners at the OCC. This is a process which they have engaged in over the last 35 years and holds copious amounts of hard data that proves the quality of our methodology by the preponderance of the evidence.   We have found an effective solution to the conundrum which has tormented the banking industry for years that is how to finance a 30-year obligation with a fixed rate and constant payment with community deposits which exhibit a cost of funds that varies on a 3-year cycle.  Certainly the Saving and Loan Association debacle of the late 1980s settled for all time the folly of any community bank placing such “traditionally structured mortgage” on their books because of the overwhelming asset/liability dilemma posed by the huge adverse interest rate risk of such magnitude that it would threaten the very viability of the bank because of the deadly mismatch which will occur from time to time when cost of current deposit funding exceeds the yields on fixed-rate mortgages on the books.

The Consumer Financial Protection Bureau (CFPB) has just released final rules (800 + pages!) for the Qualified Mortgage (QM), patterned after the identical structure which brought down the Thrift Industry and is utterly unsuited to a prudent placement on the books of any Community Bank funded by core deposits drawn from the community.  All other structures are relegated to a non--standard classification which would include all of our $300 million mortgage portfolio, which we have built and maintained for 35 years, safely, fairly without a complaint or material loss-- originating over an estimated 15,000 mortgages in all.

Ironically, our 3-year callable, 30 year amortization term is the most flexible product we have to offer to any creditworthy customer’s situation since the loan is put on our books for the duration of the obligation.  Moreover this product offers us the highest quality, risk adjusted reliable return of any asset we have to offer to distinguish ourselves from our biggest competitors.  As such, it is the most reliable source of new capital to support future growth through the unflinchingly reliable source of retained earnings, which such home spun mortgages offers and has been the well spring of all of our capital account growth we have needed over the last 125 years of our success.  This source of capital is particularly reliable and healthy in that it allows us to remain remote from the market’s fragilities which plague most large financial corporations who have no other choice for incremental funding than Wall Street which has a history of seizing up at regular intervals every economic cycle.  Denying the advantage of our ingenuity to solve problems of a universal nature shows the serious limitation of our regulators’ capacity to solve problems, since they cannot recognize the solution placed in front of them.  This administration assumes that ALL mortgages must be sold to the government  sponsored enterprises Federal Home Loan Mortgage Corp. known as Freddie Mac or Federal National Mortgage Association known as Fannie Mae or some other assembler thus the debate settling on the definition of the QM. And note Freddie, and Fannie is a broken model of the government’s design – a design which failed when it faced the reality of rates in a world economy controlled by markets not legislatures.  Simply all Community Banks in the country see the home mortgage funded by core community deposits as the jewel in the crown of their loan portfolio, and if properly structured as we have shown, a prized investment NOT FOR SALE but a symbol of the relationship the bank has with the family that lives in that home from which a lifelong relationship of business can spring. What unnecessary foolishness is brewing here?

We assert our mortgage solution is free of threats of market liquidity that raises its head every downturn, since we would never want to sell these mortgage loans because we seek the secure source of reliable retained earnings which this product represents to us to support and assure the growth of our capital to support our future growth. It should be obvious that our solution does not require capital markets liquidity; that is the Achilles’ heel of the QM which needs reliable markets both to fund the assembly of the assets for securitization and to fund the proceeds of sale to the end investor of the QM mortgage process.  Consumers are willing to make the small adjustment to a rate defining a progressively smaller interest expense (deductible) figure because the new rate is applied to an ever amortizing (reducing) balance each month throughout the year; which is fair.  At no time does this small expense pay more than the “Real” cost of the consumer’s capital, nor does it ask for the receiving or giving of the implied subsidy of one party or the other to a home mortgage as market rates rise and fall each economic cycle throughout the mortgage term.  Our mortgage structure represents, and most importantly, provides the assurance that our source of mortgage money never dries up (core deposits attracted or retained) but is always available from the community. Our core deposits as a funding source are a proven, more available source of funds for home mortgage loans than from the wholesale money markets or even government sources upon which the Mega-Banks’ QM securitization and sale process is unavoidably dependent.

The CFPB rules force all mortgaging to be funded and sold into public markets which in themselves present a risk certain to occur from time to time of the interruption of the availability of market money for housing finance. Reliance on Freddie and Fannie, forced into a federal conservatorship still ongoing with all the attending problems and vulnerabilities which drove Freddie and Fannie into that unenviable state, is an obvious demonstration of a broken system for which we have a solution which has worked flawlessly for 35 years and now is threatened to be discarded because what we do is different from the Mega-Bank model! Of course, that we ARE different is the key to our success. But our comment letter solicited by the regulators and explaining the business model goes unacknowledged and apparently unread.  We conclude that no one in authority is listening, but more on that later.

Where Did the Big Banks Go Off the Rails?:

I am often asked where did the big banks go off the rails? Where is Wall Street in the mix of responsibility?  The answers to these questions are grounded in a shift of priorities within the existing and competing cultures with respect to where the primary focus and subordinate should lie conflicted by competing motivations of the different business models driving the financial business units involved.  Two broad categories can be immediately identified.

The first and most successful (on many levels) is a culture (like Canandaigua National Bank/Canandaigua National Corporation’s) whose primary focus is on the thoughtful understanding and underwriting of the intrinsic value of  traditional  commercial  and consumer activities, in the organic and practical sense.  By intrinsic value of the business I mean as a formatted structure for organizing a group of human activity assembled for a common undertaking that is the collaboration of human capital, physical, and financial capital for the purpose of developing, manufacturing, marketing, and distribution of an array of purposeful products and services.  By engaging in this manner, we provide a living wage for the staff who works at it and the leadership which guides it; and we share with the owners (stockholders) in 30% of the profits annually as dividends (implying tangible proof of a profitable and sustainable enterprise); and we nurture the growth and value of this collaborative working corporate structure, itself growing in value by nurturing the human capital to the same degree as the financial capital for the long term.  The constituents are categories of folks who have a common vital and direct interest in the enterprise, collaboration between the staff and the customer/client to include the owner-shareholders who are best because they close the loop of corporate participants and by extension the community at large.

The alternative approach (Wall Street’s) chooses not to place the primary focus on the organic aspects which directly produce value but to primarily focus on adding value to the shareholder’s ownership interest described above through differentiating the products, service and ultimately the price of the stock by means of aggressive marketing and managing of expectations of the customer/client.  This is done by appealing to the emotions and other associations thereby boosting the revenue potential and shareholder’s price he would receive if part or all of the stock were sold or traded. This then often utilizes a leveraging mechanism through trading on one’s own account or gaining strategic advantages by merger and acquisitions of complementary lines of business with an eye to further enhancement of the value of the company by directly hyping the price of the stock in the eyes of markets.

Remember in terms of investment, the share of stock in a corporation is but the first derivative of direct investment in the organic activity adding the value which is the result of the corporate collaboration of the resources drawn to the purposeful activities we see as the business of the corporation.

The first is a long-term strategy to buy, hold and grow the company for its intrinsic value as it grows over time whilst paying currently a dividend (share of the profits). The second alternative is a short-term strategy which depends on perception of value reflected in the stock price spun out by a concerted sale and marketing program to achieve market share or heightened exposure from which an apparent success is established at least temporarily.  Often this is the very opportunity which the owners have been building toward just to orchestrate an exit event to convert this apparent value into real cash proceeds of sale and depart the business in search of the next deal.  The first is about a long-term vision of what the “company” consisting of the four constituents noted above wants collectively to BE. The second is about a short term goal for the company’s shareholder(s) (1 of 4 constituents) and what the shareholder(s) wants to HAVE.  This is a personal values issue which will play out across an array of prospective methods to quantify the point where one’s “feelings” regarding the various components of the value equation triggers the call to action.  This point ranges between Cost (tangible) on the left of the scale appealing to the analytic side of the brain, Price at the mid-point, and Value (intangible) on the right appealing to the emotional side.  Generally, we do not “buy in on a deal” unless the value to us is greater than the price; and the price must be greater than the cost to be real, credible and sustainable and a warrantable transaction.

Of course, most enterprises have a mix of both types of cultural influences inherent in their makeup. Consider half of the names of Fortune 500 companies change, leave, or disappear every 15 years by means of merger or acquisition, and the average tenure of the CEO is 3-6 years then retirement with a “mountain” of stock options.  Consider in stark contrast that Canandaigua National Bank/Canandaigua National Corporation is celebrating 125 years under the same name, and the average tenure of the CEO is 32 years. And then there is Citi Group claiming 200 years whose stock lost 90% of its market value at the bottom in March 2009 at $1.63/ share (less than their ATM withdrawal fee!) now bouncing back and trying to repair is reputation, and Kodak at 124 years, one less than Canandaigua National Bank, is emerging from bankruptcy a mere shadow of its former self.  Clearly, despite the mix of cultures, the outcomes can be widely disparate.

Certainly, the Notion of “Long-Term” Perspective is Part of the Answer:

The business model to which Canandaigua National Bank/Canandaigua National Corporation has subscribed for 125 years remains in function and philosophy fundamentally unchanged and is driven by the long term collaboration of staff and customer in pursuit of a purposeful investment to underwrite the constructive activities of businesses and consumers. We measure our success in doing so by the steady growth of the number of customer/client relationships and the sustainability of our enterprise by access to a reliable source of Retained Earnings to refresh and grow our capital to underwrite and support our growth in the pursuit of our mission to grow the community through its four constituents: staff and colleagues, customer/clients and shareholders (which overlap the first two categories to a significant degree), and the community.

 After World War II and up to 1950, this long term view prevailed in many traditional partnership firms engaged in investment banking in both Mega-Banks and security firms on Wall Street which adhered to a traditional measured, balanced (growth and dividend), and suitably diversified approach. Beginning in the 1950s, though, over the next 60 years to date, there have been enormous changes, changes in kind, of how these firms and a selection of the top dozen or so Mega-Banks housed on Wall Street were structured and the nature of their businesses - from whence they derived the lion’s share of their revenues- in the beginning primarily from the stream of loan payments but then a shift to primarily from the streams of proceeds of sales coming from trading stocks, bonds and other financial instruments now held in their own proprietary accounts.

This transformation was driven in significant part by a veritable revolution in technology that provided new capacity to conduct statistical analysis on everything from scientific research, to economic performance, and the ability to develop models to map and then predict the responses of markets to breaking new developments.  Added to that was the sea change in the speed and pace of communication and the inter-connectivity of the world  through the conversations among parties to the investments and especially with respect to finance and the switching from one asset class to the next with just a “mouse click” or a key stroke on the computer.  This had a drastic effect on the choice of focus, driving out consideration from the long-term considerations in exchange for the immediate “hot pace,” glamour and opportunities which the short-term perspective offered to make money by speculating on shifts in stock prices based on shifting expectation of earnings projections in response to breaking news flashed across the market screens ubiquitously available from screen displays in the brokerage office to iPhone and ear piece. Gone were the time-honored, disciplined concentration on investment fundamentals conservatively applied for the long term, as the attention turned to and was overwhelmed by the shear volumes of the “razzamatazz,” go-go pace, which dominated the scene with an attention rattling focus on the daily price gyrations, a froth reacting to the marketing spins of each new event, be it financial or geo-political.  This crowding out and overwhelming of the traditional stabilizing approach introduced destabilizing potentials tied to computerized trading, shorting the market and allowing for holding periods of positions down to 16 seconds, then closed out to garner huge profits. The price of any established company’s fortunes obviously cannot be fairly determined in just 16 seconds.

Change of the Business Structure (Form) from Partnership to Corporation:

Compounding the vulnerabilities was a shift in business structure from multigenerational relationships based on fees generated for advising clients and facilitating raising capital by public offering to raising new capital as investment-banking firm structured as a partnerships.   At the turn of the 21st Century the partnership structure and the personal individual liability of each partner for the liabilities of the whole inherent to partnerships were discarded by the investment banking industry in favor of refinancing the capital structure as a corporation funded by a public offering to sell shares of stock to the general investor public to provide the capital structure now backed by capital raised in the markets.  This allowed the partners to limit their personal liability by cashing out their personal assets that were the backing for the firm which was replaced by an IPO.  Neat.  Why not use “other people’s money to leverage the firm’s proprietary trading functions?”  In essence the “owners” money was replaced by “renters” money.

The “Net Capital Rule” – the “Over Speed Safety Value” Dismantled:

With new and more capital, the top five investment banking firms then went to the SEC in 2004 to request to be released from the provisions of the restriction of the “Net Capital Rule” limiting the firm’s borrowing leverage to the ratio of debt to capital of 12 to one.  The Rule acted as a safety valve to limit “the steam engine from over speeding” lest it should blow up. The essence of their appeal, which the SEC bought into by issuing the waiver of the Rule’s restrictions, was their desire to underwrite and trade on their own accounts a new wave of sophisticated, complex instruments of securities (credit default swaps, CMOs, and other exotic derivatives) based on their computer models’ predicting performance and market pricing of various combinations (supposedly internally hedged besides) to manage and spread the financial risks effectively and benefit by the new revenue streams derived by leveraging these investments. The risk created by this expanded capacity of leveraging was deemed to be hedged appropriately itself by employing sophisticated computer risk models enabling hedging with similar type instruments to spread and off load the risk. Ultimately it worked out just in reverse, since AIG’s London office cornered the market by buying up credit default swaps (CDS) and thereby consolidating the financial risk from many parts of the world rather than spreading it. So, when the financial markets faltered, AIG “blew up” spreading the disaster via the many interlinks with other major investment firms across the world.

Thus, the transformation was made complete from the Wall Street model for investment banking and its traditional role as the source of new fresh capital formation by partnerships with their personal assets at risk by floating and underwriting for a limited period initial capital offerings for a fee/discount of the first funds raised and build upon the client relationship developed, to a model with a routine characterized by a series of short term interludes featuring a slick marketing spiel, trading for their own account a complex combination of new styled instruments of faceless numbers of counterparty transactions processed at a frantic pace and with explosive volumes.  This created a veritable tinder box in waiting of a match to spark the conflagrations made possible by the additional leverage now available which allowed leverage ratios of 40 to 1 and intra quarterly of 50 to 1, without recourse and the ability to “depart the field” with gain in the millions.

The Role of Human Nature - a Force Majeure-Markets, Commerce, Business Structure and as Consumers:

 So how did we get into this state of affairs?  Why is it that the monster which lurks in the shadows beneath Wall Street leaves it so fragile and vulnerable? And how could Canandaigua National Bank as small as we are, triumph in a dysfunctional economy under stress, while the giant Wall Street firms crumble? Another part of the answer is in the role human beings play in influencing the smooth functioning of groups and their internal dynamics. Systems Theory, which I have discussed in this space before, as applied here, shows the benefit of the inherent feedback loops of information which, if functioning well, will continuously be adjusting and thereby improving the effective dynamics of those participants engaged in the groupings.  The confluence of elements bearing on the healthy functioning of groups and their effectiveness, tended to be complex and varied but depend on many feedback loops to deliver peak performance by promoting the effective flow of information and the active participation of human beings of insight, common sense, good judgment and shared values and purpose.  When barriers develop to interrupt the coordinating influence of this observed dynamic, then the group dynamics begins to falter and the group’s effectiveness is significantly impaired and becomes unresponsive altogether.

From the start, we must assert that the world of finance and banking has more to do with human beings acting like humans than the numbers (I recommend the writings of Henry Kaufman and John Bogle to you). Second, human behavior is inherently inclined NOT to be compliant with rules (be they regulations, protocols, company policy or standard operating procedures). The behavioral psychologists tell us that we humans are at first usually inclined to do what we want, when we want, despite that such behavior may be contrary to our best interests. Third, it follows then that decision making is at first emotionally based and subsequently rationalized as presented to one’s significant other at a later time with a “steely” rhetoric.  Fourth, as mentioned above, how we value things is placed on a spectrum with Cost on the left, Price in the middle, and Value (choice) on the right.  The left increment is number/rationale driven where the right increment is how we feel - the emotional, non-financial, art-form component of Value.

Thus, regarding human behavior in financial markets, it is no surprise that our mentor, Arthur S. Hamlin, oft asserted that he could not predict what markets (Bond or Stock) might do six months hence, be it buoyed with confidence and euphoria or consumed by fear and panic.  Thus, it is settled that it is not the numbers, but human nature that precipitates and dominates market valuation and its volatilities, the “Animal Spirits” Keynes identified which I have touched on in previous writings. Certainly, John Bogle (Vanguard) and Henry Kaufman (Bond Market guru) would agree with Arthur.  These gentlemen were exponents of the approach that investment is best done with the long-term view and, as we shall see, at a lower risk and higher return overall in the end.

Following these critical insights into human behavior and their material impact on markets, it is also true that generalizations may be effective in the learning process to bring understanding to the components of an issue, but as applied in the field, a generalization is NOT ALWAYS accurate for the purpose of understanding a specific application, because if human beings are involved, the circumstances will always work out to be unique, calling on common sense, good judgment and improvisation on the theme to effectively close the undertaking. This is a huge problem for those who make a career of making rules for others to follow which is a primary function of governing bodies, be they municipal, corporate, or personal.  Seldom does the rule maker consider the “reflexive non-compliant gene” embedded in the personality of every individual who may be a target for the rule. We shall see why the failure to account for these well-established distinguishing features of human behavior in the programming of computers to reliably project and predict market prices is rendered impossible because of the non-linearity of human behavior.

Technology Revolution; Impact of Computers and Instant Communications-Misapplication:

Every so often in history there comes some break-through discovery which precipitated a revolution-the Industrial Revolution for example. For the last 50 years it has been a technology revolution manifested by the computer chip and solid state electronics.  As is the custom, there is a rush by people to jump in and see what new capacities are found.  Math and Science come to the fore and clever youths found ways to apply computers to everything. In Finance, programs used to understand the propagation of heat though metal were adapted for use in valuing sophisticated financial instruments.  Though some limited value was found in valuing options for stocks, bonds and currency exchange, the same programs were not robust enough to value futures in complex financial instruments.  So the variables in the performance at the tails of the curve proved highly unreliable in the extreme with disastrous results. The people who were using the programs knew nothing of their limitations and were never intended by those that drafted the program to be applied to such complex instruments.  Moreover, they were never validated in real markets (which did not exist) as in the case of options and currency exchange (which were validated by market experience).  While we can understand why people thought the programs might work effectively, the fact they were not validated against market experience, which was a serious error and then to use them anyway, was foolish in the extreme.  This is like the FDA not testing drugs before they are released for human consumption.

Similarly, computers were regarded as a savior of a sort because they could assist us to make sense of mountains of statistical data like the weather and help predict thunderstorms and their paths by crunching massive amounts of the scientifically gathered data, albeit described as “Mother Nature.”  But when that processing potential was turned to the problem of predicting market performance driven predominately by human factors, the programs failed.  Human behavioral data are not inherently constrained by the discipline of the laws of natural phenomena.

This is yet another example of failure to note the impact on statistical events of human beings as differentiated by statistical events of the physical world.  Yes, sadly, Mother Nature has no “feelings.”  The technology accelerated the scope and pace of communication and the ability to act swiftly even worldwide enabling the switch of strategy instantly by assets or volumes.

The Importance of Personal Values on the Course Selected for Our Investment Program:

 This subject then hinges on our personal values (emotional) at work at many points along the way.  Values are formed by those truths we gain by our up-bringing and life experiences which guide our conduct, behavior and choices when no one is looking.  Values inform the choice of content, degree and application of our Knowledge which informs the degree, form and manifestation of the call to Leadership, and are all are strategically interlinked.  This linkage constantly builds our understanding and choices which together chart the course of our lives, who we are and where we end up.  Are we driven primarily by what it is we want to HAVE, or primarily by what it is we want to BE? The former leans toward the tangible materials list and the later toward the intangible philosophical list.

So, we see how miscalculations in our value choices AND understanding of the real data and connecting mechanisms can be made by the misuse of potentials we fully do not understand, leading to the list of unintended consequences we so often hear associated with legislation that wreaks havoc on our circumstances.  This is often used as an excuse (unintended-meaning did not contemplate) in an attempt to absolve the rule’s sponsor (mens rea defense) of responsibility, but not to my satisfaction, for the reason that such bad legislation was based on the failure to aggressively and thoroughly gather all the relevant data, but rather, as more common, it is effective use of selective data to achieve a thinly disguised political agenda.

How Markets Have Changed Since 1950 -The Shift From True Investment to Speculation:

We understand that most revolutions, either obvious or insidious, contain some mechanism new to the age which triggers a significant series of changes.  In this case, it is the ascendancy of the culture of science; effective use of the precise measurement and quantification, that is, use of computers and automation, has overcome the culture of the humanities of study, enlightenment and reason.  John C. Bogle, founder of Vanguard Mutual Funds, in his recent book, Clash of the Cultures – Investment vs. Speculation (2012) speaks of his “intention to bring to light the contrasting differences of the culture of long term investing – the rock of the intellectual, the philosopher and the historian – with the culture of short term speculation – the tool of the mathematician, the technician and the alchemist.”  He then speaks of: “There is a difference – a difference in kind – between what economists describe as “value creating” activities that add value to society and “rent seeking” activities that subtract values from society on balance.  One provides new and improved products and services, delivered through ever more efficient channels and at prices that are more competitive, and the other simply shifts economic claim from one set of participants to another.”   He goes on, “Think of the law: one side wins, the other loses, but the lawyers and the legal system profit, and diminish the amount of money that changes hands between the actual litigants.  Government operates this way, too:  before being dispensed as expenditures, tax revenues are reduced by the intermediation costs of the bureaucracy.”

The financial system is the classic example, in which investors trade with each other and one is the winner and the other the loser.  But the cost of trading creates an obvious economic drag that results for investors as a group in a net loss from trading activity.”  An apparent contradiction, he notes is: “While unit trading costs have plummeted, trading volumes have soared, and the total cost of the financial system continues to rise.  Too many innovations have served Wall Street at the expense of its clients and investors.” The largest banks and investment houses on Wall Street fund most of the deals closed there, the financial capital of the world.

Relationship of the “Organic” Intrinsic Value of CNC/CNB’s and the Fair Market Price:

For years in these spaces I have lamented the activities of Wall Street as being principally mindless transactions between “gypsies” trading on the exchange of pieces of paper which have very little to do with the underlying economics of the activities represented by those pieces of paper.   Often people ask me, “how is the bank doing?” and I respond in terms of expanding numbers of customer relationships, new depositors and a full pipeline of loan customers and in our Wealth Strategies business, a steady growth of investment assets under management.  And invariably the follow up query is:  “How is the stock doing?” This mindset revealed is understandably fed by a diet of the 6:00 o’clock news of how the stock indexes fared during the day along with the winners and losers of the sports, lottery and “warring factions,” both foreign and domestic!

During the course of the year only about 2-3% of the outstanding stock of our Company changes hands in the several sealed-bid public auctions held during each year.  We understand but do not encourage, trades of about the same volume conducted on the Over the Counter Bulletin Board which may be viewed on the Internet, but lacks the broad market information of the organized exchange.  The pricing of this very limited market unfortunately trades at a discount of about 15%, and at times occasionally as much as 30% to the average price established by the sealed-bid public auction which is administered by our Trust Department at the request of shareholders.  Over 40 years ago we developed this very auction process to avoid situations where our shareholders would be taken advantage of by individuals or brokers preying on those uninformed or those too anxious for quick access to liquidity that are willing to settle for less than the fully informed fair value.  All that any shareholder has to do is give our Wealth Strategies Group a call and ask for one of our Trust Investment Officers to discuss the options and timing available to our shareholders without obligation to convert stock to cash for the desired purpose.

Because of the limited turnover and activity in our stock, its price point tends to track over the years of economic cycles gradually and in relationship with the steady growth in Book Value at a 20-year mean figure of two times tangible book.  The limited activity discourages speculation in our stock in stark contrast with Wall Street which is almost totally driven by speculation dominated by institutional money managers.  And we are delighted.  We invite investment for the long term only by individuals committed to our Mission to grow the community, who are locally resident, and thereby ideally have the best access to the accurate information of our operations and opportunity to personally experience the quality of our products and services.  Indeed this amounts to a sustained relationship which will be mutually beneficial. Others need not apply.

For the most part, shareholders who place stock for sale in one of the auctions intend to convert capital to another desirable purpose such as a down payment on another investment like a house or even tuition for college to improve one’s prospects.  Seldom is a sale intended to harvest just the gain solely (cash), because their intention in the first place was to share in the current earnings of the enterprise by means of the dividends of a growing concern and the accompanying appreciation of their stock holdings.

Our value proposition by an investment in our stock is to share indefinitely in roughly 30% of the earnings of the enterprise, and participate in the growth of the value of the ownership by the accumulation of capital of the institution through a steady stream of retained earnings, after dividends and taxes are paid, which are gathered from the business of intermediation of the depositor’s funds with the borrower’s  purposeful investment ultimately leading to the growth of our region for the betterment of the entire community.  This is direct investment in human activity and productivity (not another security subject to the unpredictable valuation variances in the security markets).  Our Bank acts as a midwife to the process which converts in real terms the GDP out of the ingenuity of humans beings, working together hands-on in a constructive collaboration adding worthwhile goods and services for the greater good.  Our cash flow, thereby, is principally composed of the monthly payment on 50,000 loan contracts funded by a highly diverse source of revenues, both domestic and foreign, flowing from the gainful activities of our borrowers. This depends upon people getting out of bed and being more productive than not during the course of the day before they retire at night. The effectiveness of Albany, Washington, or Wall Street, or markets in general, have nothing to do with that very human activity and industry which is the source of all commerce which builds the economy which creates the income flows and property values that provide for the citizen as well as the tax base to fund the operations of all government functions on all levels.  It is our processes which creates two-thirds of the new jobs.

Community Banks command only 12% of the bankable assets but hold well over 50% of the small business loans - NOT the Mega-Banks and NOT Wall Street. And we sustain ourselves by capital which we accumulate by our earning retained AFTER paying the Shareholder his/her due and the government it’s due.  Throughout our entire history we have never had to rely on capital raised on Wall Street, the accessibility of which is not available for all seasons, especially at the inevitable bottom of periodic economic cycles, during which our sources of retained earnings continued to refresh and build our capital strength unabated as Wall Street floundered and lost half of its value (DOW March 6, 2009 -  6,500.)  Our ship was sound, because the asset choices upon which our balance sheet is constructed are designed to all but eliminate the effects on our operation of the gyrations of the securities markets’ impact on the value or quality of our revenue sources themselves, highly diversified from sources both domestic and foreign.

How Did a Culture of Short Term Speculation Come to Dominate a Culture of Long Term Investment?

One need only look at explosion of market activities and pace in recent years to understand the dramatic forces at play to identify an enormous shift in the cultures caused by the introduction of a new ethic and structure spawned by a sea change in technology and the boundless capacities of the computer.  Annual trading in stocks today amounts to an average of some $33 trillion.  The new capital formation activities in the same market that is directing fresh investment capital (Public Offerings and Initial Public Offerings) as mentioned above to the highest and best use, be it business, technology, medical breakthroughs, modern plant and equipment rings in at about an average about $250 billion.  Reminding you a trillion is a thousand billion, and a billion is a thousand million, these numbers are large to be sure, but then that is what the new revolution in electronics and computers allowed us to experience.  The portion which is represented by speculation is about 99.2% of the total activities of equity markets.  Really? Yes, really!

Equally astonishing is the realization that the capital formation raising fresh new resources….. the justification for having capital markets in the first place… accounts for just .8%!  Truly the gypsies rule.  How could the gypsies accurately set the price of our stock, or any stock for that matter?  By definition they are likely uninformed about our activities and Mission, because I doubt they can pronounce “Canandaigua” much less spell it, a sure tip they have not read our Annual Reports. Another local who does not want the gypsies of Wall Street to set their price has been Bausch & Lomb and others who went private rather than be distracted by trying to manage their stock price rather than their business operations.

Another remarkable change has been turnover of volumes of stock traded. In 1950, the turnover as a ratio of market capitalization of all equities was about 15%.  Fifteen years later in 1966, it was 35% which grew in 30 years to 100% in 1996.  In a relatively short ten more years in 2005, computerized trading and sophisticated puts and calls options commonly pushed the turnover rate to 150%. In the jaws of the crisis unraveling in 2008, it was 280% at its peak, only to level off in more quiet times in 2011 to 250%. Most of the trading goes on amongst and between the same core of institutional fund managers, which is certainly a zero sum game, but at a cost which is a significant drag on the individual shareholder’s return on investment (ROI). Today, the large actively traded balanced mutual funds turnover is at 150%. Contrast the average of the index funds (passively managed) turnover of 7%, clearly the administrative cost of the former is more than twice the latter which in the long term (compounded) is a material drag on ROI of up to 33% to 50% favoring the index fund.

This kind of activity created a structure of the growth of management pools of mutual funds, pension, endowments and the like, a cadre of “institutional fund managers” at banks and investment banks, certainly including the Mega-Banks on Wall Street, where 70% of the equities are now controlled (voted) by these institutional  investors.  This leaves the individual investor/owner at the mercy of the mega-flows created by the biggest funds.  Thus, the institutional managers acting as agent for individual shareholder are in actual control not only of the voting stock but of all aspects of “ownership” with little or no input by the individual owner of the fund shares.  Of course the large corporate conglomerates whose shares are controlled by the institutional investment managers are themselves the institutional agents for the underlying companies they own. So, an owner of a mutual fund holding stock of 100 different companies-conglomerates who are a collection of 10 different subsidiaries would represent 1,000 (100 x 10) distinctive “doer” businesses to keep track of.

This structure which has evolved has created a double insurgence of agencies between the owner and the doers.  This creates the opportunity for much mischief between the institutional investor and the corporate conglomerate (a happy conspiracy) which encourages short term thinking and a focus on the price of the stock rather than the organic activities driving value of the constituent “doers.”  This can easily be a problem in the absence of strictly following the fiduciary principals long observed in the law of the agent’s duty of undivided loyalty to his principal.  Common Law, now codified in each states’ statutes, call for the agent to be at all times bound by a fiduciary duty to conduct the affairs of his agency in the best interest of his principal, and in all cases certainly holding his own interest as agent subordinate thereto.  The owner shareholder of a mutual fund, pension or whatever, is three times removed from the knowledge and understanding, even being able to identify the activity of 1,000 “organic doers,” which in theory is supposed to be the source of the true underlying value of his mutual shares, truly a complex derivative of the direct activities of a multitude of the distinctive elements producing the “value add” conversion to net revenues and contribution to the funds margin/value/price.  Obliterated are the human systems with feedback loops to coordinate a veritable “chorus of activities” to assure a high quality service or product which is the intended harmonic experience. This is what we identify as the multiplier of performance due to the “turbo charging” effect of a refined collaborative culture overlaying an efficient operation.

Feedback Loops Inherent in Human Systems Nurtured at Canandaigua National  Bank/Canandaigua National Corporation is a Competitive Advantage:

The three degrees of separation of the shareholder owner from the “doers” is a key frailty of the Wall Street model, because it eradicates any semblance of the human link (and the inherent feedback loops responding in real time) which sets our Company’s model of quality apart since the “owner and doers” in our Company overlap in the same space and time (geographically and corporately) approaching 100%.  Every staff member is a participant in our Employee Stock Ownership Plan (ESOP) and thus has an ownership stake in the value of the business itself. Significantly by direct ownership of our stock, 85% of our stockholders (of whom many work at the Company) live within four zip codes in our market area and are likely to participate in one or all of our offerings as a depositor, borrower or investment or trust client, and by that connection have bonds of experience and association with the company, a significant enhancement of the intangible value by virtue of that connection which in some cases is a perceived value which amounts to a value far beyond the financial benefits conferred.  Most of our shareholders evince a mindset primarily focused on the long-term view of the holding and sharing in 30% of the earnings in the form of a dividend and backed by the satisfaction that the intrinsic value of the ownership is likely to increase in value.  This combination caused one of our shareholders to describe our stock as his “bond-stock,” meaning an assured income (indexed) with a probability of capital/market appreciation to boot, a balanced investment fitting for any well diversified portfolio.

Canandaigua National Bank/Canandaigua National Corporation a Complete Investment Program in One Security:

Now, the share of equity that the stock certificate represents is itself the first derivative of the activities of the issuing corporation. Thus, its intrinsic value springs from the constructive, collaboration between the staff of the Company and its customers.   For years, I have been talking about ownership of our Company stock as being a derivative of the activity of the Company which is broken into a broad range of financial activities of direct lending to commercial enterprises and consumers combined with managing financial assets for the benefit of our customers as well as a bond portfolio of the Bank representing 20% of its assets managed primarily for its liquidity at a reasonable yield.

The borrowers as multiple groups represent a broad diversity of business activities and markets served and whose loans are serviced and covered by revenues drawn from an equally diverse array of distinctive sources both domestic and foreign, representing a highly reliable cash flow each month from nearly 50,000 contracts. This flows remotely from the risk of securities markets and dependent only upon people getting out of bed every morning and being more productive than not before retiring for the evening and thanking us with a “payment” each month.

 It is worth emphasizing the investment portfolio of primarily municipal bonds (tax exempt) of our Bank is primarily for the liquidity and not for its earnings, a mistake that many banks make by seeking an incremental return by “reach out” by trading its marketable assets which introduces a risk of market exposure which is contrary to its primary function which is to safely provide liquidity. Our primary purpose is as an intermediary between depositors and borrowers sustaining our operations by relying on cash flow from the monthly payments from that loan portfolio rather than proceeds of sale and gain from the investment portfolio.  We do not trade on our own account as an income strategy.  Investment bankers did, and banks with investment banking operations did that, and they suffered punishing losses as all markets declined by 50% during the financial crisis and Recession of 2007-2009.  We did not engage in such activity.  Rather we charted the same course as in previous recessions since the early 1970s which in each case: our deposits went up, our assets available to lend went up, our loans went up and our earnings went up - especially so in this last recession.  This performance coupled with an asset quality second to none propelled us into the top 20 performers in the country as I have mentioned before based on the rolling three-year average of return on equity throughout the Recession.  This was out of all publicly filing banks of which there are about 1,100 in the country, notwithstanding that we are not traded on any recognized exchange.

The Wellington Fund - a Case Study of the Merits of Long-Term Balanced Investments of All Kinds – Direct Bank Loan and Securities-An Object Lesson :

Though it is not commonly connected in the minds of the public, lending money to a company and investing in stock of a company are both “investing” in the enterprise with loss exposure should the company fail. We generally take collateral as security for most loans we make.  We are seen as the secured lender to have a priority with respect to the assets subject to the security interest (such as a mortgage) to recover the loan proceeds from converting such collateral to cash to be applied to the amounts owing, if the venture should fail.  Actually what generally happens is for each dollar of equity put at risk by the owner-borrower, we will lend him three dollars which now gives him a “four dollar” enterprise of which one is his equity contribution and the Bank’s three dollar loan backed by collateral.  So, generally the Bank has more money in the venture than the owner which “leverages” the owner’s dollar-which is the American Way.”  In the rare case that our borrower fails, we on average recover from the sale of the collateral between 25-30% of the loan balance net of expenses of “fire sale” plus a year of taxes of all kinds and fees from lawyers and auctioneer’s and the like. We do not make money on foreclosures! That is why we work hard to underwrite properly up front and as a Community Bank work with our troubled debtors to the limits of the situation.  So, the story of the Wellington Fund we offer as an example as to why the only responsible way to invest in any enterprise is as guided by the time-honored principles applied over the long term; a  balanced, conservative approach with the nature of human beings at the forefront of the program factors is the ONLY course to follow.  This approach is as apt to and instructive of Bank lending directly to the “Doers” as well as to investments in securities directly or in funds managed by institutional managers.

 From the perspective of 60 years in the investment business on Wall Street, Mr. Bogle in his book tells us of the story of The Wellington Fund and how it started as an exponent of a long-term perspective, principled driven investing, strayed for ten years into the treachery of speculating in a go-go era and took a beating in the doldrums of the early 1970s but recovered by getting back to the basics to return as the prodigal son to a sustained success today and better off for it-an object lesson for us all.

The Wellington Fund was created in 1928, the brainchild of Walter Morgan, Princeton 1920, an accountant turned investment advisor and tax consultant who came upon the idea that rather than manage a large number of individual investment accounts for individuals who shared similar investment goals, he would consolidate these holdings into a single investment account managed in the whole and separate out the accounting and distributions administration on a individual basis. Later this Fund became a center piece and part of the Vanguard stable of funds which had as its focus a traditional culture of long term investment which was a balanced fund (growth plus dividends) and used as a marketing tag line, “A Complete Investment Program in One Security.”

Gosh, that seems to me an apt description of the shareholder experience of Canandaigua National Bank/Canandaigua National Corporation holding of direct investments properly allocated and diversified (as well as revenues therefrom) underwriting a collaborative enterprise which melds human capital and physical/financial capital facilitating and creating 75% of the growth of the GDP by harnessing the genius of human ingenuity!

The Wellington Fund was basically a 60% equity, 40% fixed income allocation which hearkens back to the core model which Arthur S. Hamlin focused on during the same half century from the mid thirties to the mid eighties: Sound Balance Sheet and Profit and Loss a going concern, purposeful/useful products and services, with reasonable prospects of growth, executed and guided by a quality staff and progressive management.

For a brief ten years from the mid-sixties, the Wellington Fund management gave way to the spell of a new culture of speculation reflected in the go-go years of the stock market.  Acknowledging this as a foolish change on his part, John Bogle as its manager argued to get back to basics, but not before the overheated market collapsed after its peak in 1972 into the market crash of 1973-74.  During that period, the Wellington’s assets under that regime shriveled to about 25% of its mid-sixties value.  Having “righted the ship” by 1978 “back to the future” of the conservative long-term balanced view, the Wellington Fund today exists as a pinnacle of success of the balanced, long-term view subject only to concerns about asset allocation and diversification principles.

 Hard Learned Lessons of the Ages-No Exceptions-Period!:

In the end, John Bogle and Arthur Hamlin came to the understanding that the total return of the truly indexed balanced fund out-performs over the decades, for the individual shareholder, a similar investment in the actively managed fund (turning over 150%) because of the negative compounding effect of the administrative expenses and the high turnover.  Thus, the settled data supports the uniform counsel for every investor, individual or corporate, to employ a disciplined process of thoughtful engagement, long term and in a balanced way between growth and current dividend and patiently ride the growth and current dividend which springs from the intrinsic value of the enterprises collaboration of human capital and physical/financial capital.

This has been our approach to managing Canandaigua National Bank/Canandaigua National Corporation as a business for growth in harmony managing the growth of revenues and retained earnings to infuse our capital base sufficiently to support appropriate, controlled growth to support our long-term viability to serve our community in all economic seasons. This we have done consistently throughout our 125 year history.  Ours is a business that prospers if it is grown at a thoughtful pace, managed to maintain an effective balance to “stay in the curve,” which is nominally an 8% growth rate as a rolling average annually over the trailing decade, the measure of a typical economic cycle, plus or minus, which has resulted in doubling the common equity capital of our Company every eight or nine years after dividend distributions over the same period.  Importantly, this course was hugely resilient especially during troubled times of the last five years of the Great Recession.

Thus, this story is just one of many that vindicate the investment philosophy which has borne out over the 60 years of John Bogle’s and Uncle Arthur’s careers as consistently delivering the best combination of growth and current dividends.  This is a perfect description of our own Canandaigua National Bank/Canandaigua National Corporation stock as a “bond stock” meaning an assured dividend with a probability of growth of principal value which has a place in any well managed portfolio-“a complete investment program in a single stock.”

Thus I recap the fundamental principles of the Wellington story, which reinforces the universality of the Canandaigua National Bank/Canandaigua National Corporation’s story to our shareholders and all investment managers that are given to opine about our stock to the same point to “Buy Right and Hold on Tight.”  The performance of our stock over time tends to raise the scepter to rebalance or lighten up on Canandaigua National Bank/Canandaigua National Corporation which has brought imbalance to a portfolio.  To replace our stock with some alternative on the NY Stock Exchange exposes the portfolio to an increased risk of volatility caused by the nature of the market populated 70% by institutional managers prone to speculate among each other. This is a personal choice, and each person has their own measure of risk tolerance or comfort.  But a decision to continue to hold Canandaigua National Bank/Canandaigua National Corporation stock is continued access to direct investment in human activity at the heart of the value added process, which is the mechanism underpinning the potential of growth embedded in the intrinsic value of the purposeful collaboration of a viable business constructive to sustaining the quality life of a community to carry the day to a successful conclusion.

A Dynamic Strategy for the Future Built Upon a Proven Dynamic Success of 125 Years Ever Alert to What Changes, But Also the Human Nature That Does Not:

In many regards we present through the ownership of our stock direct investment in a perfectly diversified portfolio of loans, mortgages and investments which does not require a functioning stock market for liquidity or the sale of anything to garner a return that makes its way to retained earnings and capital which is what is left of the cash flow from monthly payments of loan contracts after the payment of taxes and dividends.  These retained earnings are a fountain of reliable additional capital to underpin controlled future growth indefinitely (now evident for 125 years).

Note that financial markets that consume the attention of Wall Street are not necessary or relevant to the effectiveness of this earnings process.  Our process stands on the concerted activities of individuals going about their daily lives. The assurance of the functioning of this model lies in the businesses and activities of our borrowers, both consumers and commercial enterprises, which are fed by an almost infinite variety of revenues earned as wages or as income from those commercial enterprises, both domestic and foreign, funded by a core deposit base drawn from a historically dynamic upstate region that is largely interest rate insensitive, even more so in bad times.  It has been the sole but demonstrated experience of this institution to enjoy an increase in deposit inflows as financial circumstances get more perilous as indicated at the close of 2009 in the darkest hour of the recession (Dow cratered March 6, 2009 to 6,500) where the consumer deposits over a two-year period ending December 2009 increased 38%. This deposit performance could not be explained by the ten basis points that we were paying at that moment but only because of the utility value of the cash in the bank which is seen as a comfortable tie and which connects the payables and receivables both of the household and the business in the nature of a utility so the accountholder could pay for their utilities in the form of water, gas for heat, and electricity for light - all making the assured available cash balances in the Canandaigua National Bank the ultimate “utility” of utilities.

Our greatest strength is our positioning as a matter of balance sheet choices to invest in assets which are as far removed from the frenzied markets of the activities of the gypsy speculators on Wall Street as can be gotten and still remain on earth.  The secret of the stability and sustainability of our brand of the community bank business model is at once the predominance of our direct investment in human enterprise which resides on our balance sheet as a dynamic asset (not sold), and the remoteness of our processes from the volatility and purposeless folly of markets consumed by speculation, rather than purposeful long-term underwriting of constructive human enterprise.

Wall Street is dominated by professional managers which hold 70% of the equities.  The shareholders of the mutual funds or members of the pension plan have little or nothing to say about voting the proxy, understanding the activities, quality of management, balance sheet and earnings statement and prospects, because they are so far removed.  As a result, the primary influences, are a directive to short-term events, optimistic projections, merger and acquisitions, all with a focus and marketing of the stocks as a means to create shareholder value, which is in reality a short term focus of a moment’s emotions driven by marketing and popular opinion.  In this view, there is no acknowledgment of the efficacy of the long-term, solid reality/data-driven intrinsic value of the corporation and its collaboration of staff and customer creating real value, real goods and services and dynamic growth.  The interlocking of both sets of agents, those representing the mutual fund and those representing the conglomerate, align to focus on the expectations of the market rather than the intrinsic value of the corporation in the real market.

Interestingly enough, the institutionalization of equity ownership was just 8% in the 1950s, 18% in the 1960s, reaching 50% to 55% from 1985 – 1995, 65% pre-Great Recession to 70% to date.  The problem is that these powerful new institutional agents act less like owners of stock than renters, turn their portfolios over with abandon, trading largely with one another engaging in clearly a zero sum game that only enriches Wall Street intermediaries and ill serves the principal, the classic shareholder/owner.  The average holding period for a stock in a mutual fund portfolio in 1950 was six years and in 2011 it was one year! What cost is the “drag of the administration of this churning?”

So at the root of “why the banks ran off the rails” was the separating and isolating of the ownership by three steps removed from the organic business activity, leaving the classic shareholder with the only measure of value of his holding being the Price of the stock every 90 days as compared with the value of the organic activity which produced the Value intrinsic to the corporate collaboration between staff and client every 90 days.  Also distinctive is the important of the value to the participant worker of the “joy” of that association and of the opportunity of doing worthwhile work with worthwhile people in a supportive culture which is as enfranchising as it is stimulating, itself a stable, self-fulfilling influence of a complex human system with multiple feedback loops which is the essence of its sustainability and strength, and adaptability.  Ten years ago, the oft cited credo of the purpose of a business organization, at least piped from an MBA curriculum, was to “enhance shareholder value.”  As we have observed here many times, this call to arms generally leads to the short term selling out at the first attractive opportunity price, with the sad result of discarding the human equity built up in creating the apparent value, much to the dismay of staff, customers and community. Wrong answer!

Our entire business model is based upon time honored principles of banking and finance, the success of which is more about serving the needs of human nature than it is being a slave to the numbers.  It is academic that values must exceed price/cost for anyone to “buy in.”  Cost and price can be measured by number but value is essentially an emotional index.  We have long understood that banking is more about human nature than it is about the numbers as far as peoples’ behavior is concerned.

Thus, all of our policies and procedures and guidance to mold the behavior of our staff and clients keep top of mind that we are dealing with human beings.   The big banks suffered by their shift of focus from long-term conservative to short-term market driven and in so doing valued the financial aspects, just as the isolated shareholder rather than pay attention to the intrinsic value.  We focused on the power and creativity of the corporate collaboration of staff and customer which is an organic, dynamic human conversation which builds relationships of intrinsic value far more valuable than the moneyed transactions no matter what the volumes may be.  This is the disconnect; this is where the Mega-Banks left the tracks; their only reality was performance measured by the price of their stock, moment by moment, driving short-term thinking.

Culture as the Multiplier Which Boosts Performance to the Stars:

Culture begins with a shared set of values and in the company of knowledge generally leads to leadership and performance, but knowledge and leadership without values is an accident waiting to happen.  It is principals and shared values that propel organizations, not any individual.  The concept of stewardship implies a fiduciary responsibility and the realization that every private action has a public impact and that our purpose, be it political or financial, is for the greater good and not for our selfish purposes.  The shared values then are the guides for our behavior in a common enterprise when no one is looking.  In combination this is a culture which is purposeful, collaborative, and constructive and what drives real value generation.

Taken together this approach to these collaborative activities is a multiplier of a sort which applied to a good serviceable plan returns not just very good or excellent but continued “celestial” performance.

The business plan of the last 25 years, specifically the last decade or so, was a solid strategy to expand our notion of financial services for individuals, be they growing families or businesses, into a larger population base of the Rochester metropolitan area.  Any reasonable collection of people could have been successful if they stayed focused on that plan for value 2010.

But we tripled the size of the assets and quadrupled the earnings. We began by rallying around these core values which are central to how we lead our lives:  honesty and integrity, responsibility, teamwork, respect, innovation, professionalism and commitment.  The Plan for Value 2010 driven by a culture based on these values produced consistent record performances in the 125-year history of the bank, but most importantly in the worst, most trying times of the Greatest Recession in living memory since the Great Depression.  The guiding principles focused always on the long term, a solid balance sheet, reasonable earnings and an attractive products and services committed to underwriting the growth of the community guided by a strategy to invest as much into attracting and developing  our own people as we our plant and equipment.  And the people delivered on their collective potential to achieve: First in Show!  The secret to our future prospects is to adhere to these principles and to invest in the development of our people who possess and live by these core values and thereby nurture the culture which when applied boosts the performance and sustainability of the Company.  If we do these things, we will not fall off the rails as our bigger brothers did, and as others will do in the future, for being beguiled by false prophets and all that glitters.

Final Reflections – Stewardship, Duty and Bright Prospects:

So as I close these reflections on the year 2012, and 10 or 15 years, indeed even 125 years, we understand the purpose of this wonderful enterprise is its sustainability and fiduciary duty and good stewardship with respect to not just one of our constituents but all four of them. We conduct this stewardship by balancing their interests in a dynamic fashion which depends on us nurturing the human capital as much, if not more, than the financial capital.  We acknowledge this as a dynamic business involving human nature in the extreme and that adding value to that which resonates with that nature and builds relationships is the key to our future.  With respect to governmental influence in our processes, it is sad that they are not aware of, nor measures, the effectiveness of their voluminous rules to their stated purposes of safety and soundness, consumer protections or building the economy.  They do not acknowledge us as a part of the social DNA as we are as being a midwife in the process of human ingenuity which constitutes 75% of the growth of the GDP.  As we sense government interfering in this process, we have a duty to give it the respect that it deserves, but to push back, educate and refocus Congress, regulators and state legislatures to look at the real data, because by definition they have a limited capacity to fix that of which they know very little.  My grandfather, George W. Hamlin, in the 1930s had to do the same in an equally, if not more troubled time, so we accept this as our task, responsibility and the way of the world.

Notwithstanding these incursions by an avalanche of new rules and regulations, our prospects remain bright in view of our financial strength, our marketplace and prospects not to mention the quality of our staff and the buoyancy of our culture to face any challenge and respond dynamically and adroitly to find a solution as we have done for a century and a quarter.  This year was a perfect example of how we were able to prosper and grow in our Mission and reputation in spite of the dysfunctionality and disappointing machinations of our Congress, legislatures and regulators.

I refer you to Frank’s President’s report which will get into the detail of our program and other activities during the course of the year which set the stage for our success in the future, and in spite of these rough patches which I have described in some detail so that you will know the enormity of the intrusion by a government fanned by a political world driven by posturing and paralysis faced with an angry constituency who were mystified on how this could be happening.   This is a sentiment to which we are sympathetic because we too are in dismay that the regulators and legislature allowed this to happen to our customers and, by extension, to us. We are doubly dismayed that the Congress and regulators fail to see and acknowledge the patently successful and effective business model and the products and services and the choices that we have made with our balance sheet and the businesses that we wish to pursue. They also fail to see that our choices have been correct in combating the challenges of a recession for which we did not have any responsibility but which was facilitated by our larger brothers in the Mega-Bank and investment banking world who lost sight of their proper roles. We continue to hold sacred our business model which has proved our shield against most of the economic impacts of this recession, leaving us strong and fit to help others who were suffering.

As I close, I am confident in our staff, our customers, our market and our prospects, and by extension our future which is in good hands of a spirited and talented crowd of staff, customers and clients.  I look forward to a vigilant oversight as Chairman and Officer and Senior Policy Advisor to our enterprise specifically to continue nurturing our culture and the fulfillment of our Mission to grow the community.  It has been a privilege to guide this process over the 35 years since joining on March 6th, 1978, this amazing association of such a talented crew and fascinating variety of customers and clients.  I look forward to stepping back, but not entirely away, and transferring the responsibility of the continued stewardship of this organization, its ideas and its talented staff to the Executive Team as coordinated and lead by our President and now CEO Frank H. Hamlin, III, effective directly after the close of the quarter, March 31, 2013.  I remain eternally grateful for the privilege to serve you all: shareholders, staff, customers/clients and the community as a whole.

Very truly yours,

/s/ George W. Hamlin, IV

George W. Hamlin, IV

Chairman and CEO